Execution Version

RESTRUCTURING AND SUPPORT AGREEMENT

This RESTRUCTURING AND SUPPORT AGREEMENT (as amended, supplemented or otherwise modified from time to time, this “RSA”), dated as of July 3, 2013 (the “Execution Date”) is entered into by and among Maxcom Telecomunicaciones, S.A.B. de C.V. (“Maxcom Telecomunicaciones”) and certain of its direct and indirect subsidiaries party hereto (collectively, the “Company”) and those certain holders of the 11.0% Senior Notes due 2014 issued by Maxcom Telecomunicaciones pursuant to an indenture dated as of December 20, 2006 (the “Existing Indenture,” and the notes issued thereunder, the “Senior Notes”) signatory hereto (collectively, the “Consenting Senior Noteholders”). The Company and the Consenting Senior Noteholders may each be referred to herein as a “Party” and, collectively, as the “Parties.”

RECITALS

WHEREAS, the Company and the Consenting Senior Noteholders are negotiating certain restructuring and recapitalization transactions pursuant to the plan of reorganization attached as Exhibit A hereto (the “Plan”) with respect to the capital structure of the Company, including the Company’s obligations under the Senior Notes;

WHEREAS, the Company intends to undertake a restructuring that implements and is otherwise materially consistent with the terms and conditions set forth in the Plan and this RSA and simultaneously implements the transaction contemplated by the Recapitalization Agreement (as defined herein) and the Tender Offer Agreements (as defined herein) (collectively, the “Restructuring”) by commencing voluntary cases (the “Chapter 11 Cases”) under chapter 11 of title 11 of the United States Code, 11 U.S.C. §§ 101–1532 (the “Bankruptcy Code”), in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”) to effect the Restructuring as set forth in the Plan, including the issuance of step-up senior notes by Maxcom Telecomunicaciones (the “Step-Up Senior Notes”);

WHEREAS, Trust Number 1387, acting through Banco Invex S.A., Institución de Banca Múltiple, Invex Grupo Financiero, a banking institution organized and existing under the laws of the United Mexican States, as Trustee for Trust Number 1387, (“Trust”) and Ventura Capital Privado, S.A. de C.V. (“Ventura Capital” or the “Purchaser”), Javier Molinar Horcasitas (“Javier Molinar”) and Enrique Castillo Sanchéz Mejorada (“Enrique Castillo” and together with the Trust, Ventura Capital, Javier Molinar and Enrique Castillo, the “Plan Sponsors”) have agreed (i) to contribute U.S.$45 million in U.S. dollars in cash as a capital contribution to the Company in exchange for new issued Series A Common Shares, without par value and (ii) to conduct an offer to purchase all existing Series A Common Stock (the “Shares”), including such shares represented by ordinary participation certificates (certificados de participación ordinarios) (“CPOs”) and American Depositary Shares (“ADSs” and collectively with the Shares and the CPOs, the “Equity Securities”) tendered by holders at a price of Ps. 20.30 per ADS at a price of Ps. 0.9666 per Share, and all of the outstanding CPOs held by persons who are not Mexican residents at a price of Ps. 2.90 per CPO pursuant an equity tender offer (the “Tender Offer”) if the Company is able to restructure certain of its obligations, including the Senior Notes, pursuant to the Plan and in accordance with that certain recapitalization agreement in the form attached as Exhibit B hereto (the “Recapitalization Agreement”) dated as of July 3, 2013; and

WHEREAS, Bankamerica Investment Corporation, BAS Capital Funding Corporation, BASCFC-Maxcom Holdings I, LLC, Fleet Growth Resources, Inc. and Nexus-Maxcom Holding I, LLC, Eduardo Vazquez A., Gabriel Agustin Vazquez A., and Alina Georgina Carstens M., each in their capacity as a beneficial owner and holder of the Equity Securities (collectively, the “Equity Parties”), have agreed to transfer their Equity Securities to the Plan Sponsors pursuant to certain tender offer agreements in the form attached as Exhibit C hereto (each, a “Tender Offer Agreement”) dated as of July 3, 2013.

NOW, THEREFORE, in consideration of the covenants and agreements contained herein, and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each Party, intending to be legally bound hereby, agrees as follows:

Section 1.                RSA Effective Date. This RSA shall become effective and binding upon each of the Parties on the day (the “RSA Effective Date”) on which:

(a)                the Company has executed and delivered counterpart signature pages of this RSA to counsel to certain of the Consenting Senior Noteholders (the “Ad Hoc Group”);

(b)               holders of at least $70 million of the principal amount of outstanding Senior Notes Claims (as defined herein) shall have executed and delivered counterpart signature pages of this RSA to counsel the Company;

(c)                the Company, the Plan Sponsors, and the Equity Parties shall have executed the Tender Offer Agreements;

(d)               the Company and the Plan Sponsors shall have executed the Recapitalization Agreement;

(e)                the representations and warranties of the Company herein shall be true and correct in all material respects when made and on the RSA Effective Date, and Maxcom Telecomunicaciones shall have performed or complied with, and caused its subsidiaries to perform or comply with, in all material respects, each of its covenants and obligations required by this RSA to be performed or complied with prior to or at the RSA Effective Date; and

(f)                the payment in full of all fees and expenses submitted in accordance with this RSA to the Company as of the RSA Effective Date pursuant to Section 3.02(l) hereof;

provided that the RSA Effective Date must occur no later than July 3, 2013; and provided, further, that if the RSA Effective Date does not occur, all signature pages to the RSA shall be returned to the Consenting Senior Noteholders and no Party shall have any obligations hereunder (without prejudice to the Consenting Senior Noteholders’ rights and remedies under the Existing Indenture and any other agreements).

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Section 2.                Plan. The Plan is expressly incorporated herein in its entirety and is made part of this RSA as if set forth herein. The terms and conditions of the Restructuring are set forth in this RSA.

Section 3.                Commitments Regarding the Restructuring.

3.01.        Agreement to Support. As long as this RSA has not been terminated in accordance with the terms of Section 6 hereof and the Company pursues the Restructuring that is consistent in all material respects with the Plan and is in form and substance reasonably satisfactory to counsel to the Ad Hoc Group, each of the Consenting Senior Noteholders agrees that it shall:

(a)                vote its Senior Notes claims (“Senior Notes Claims”) (inclusive of any claims acquired pursuant to Section 3.03 hereof) to accept the Plan by delivering its duly executed and completed ballot accepting the Plan on a timely basis following the commencement of any solicitation in accordance with section 1126(b) of the Bankruptcy Code and its actual receipt of Solicitation Materials (as defined herein) and a ballot;

(b)               not change or withdraw (or cause to be changed or withdrawn) such vote unless the Plan or Recapitalization Agreement are modified in a manner that adversely affects the rights of the Consenting Senior Noteholders; and

(c)                not, in its capacity as a Consenting Senior Noteholder, (i) object to, delay, impede, or take any other action, including initiating any legal proceedings or enforcing rights as a holder of the Senior Notes Claims, to interfere with acceptance or implementation of the Restructuring; or (ii)  propose, file, support or vote for any restructuring, workout, or plan of reorganization for the Company other than the Restructuring; provided, however, that, except as otherwise set forth in this RSA, the foregoing prohibition will not limit any Consenting Senior Noteholder’s rights under any applicable indenture, credit agreement, other loan document, and/or applicable law to appear and participate as a party in interest in any matter to be adjudicated in any case under the Bankruptcy Code or under the laws of any other applicable jurisdiction concerning the Company in any forum, so long as such appearance and the positions advocated in connection therewith are not inconsistent with the Plan, this RSA, or the Restructuring and do not materially hinder, delay, or prevent consummation of the Restructuring set forth in the Plan.

3.02.        Representations, Warranties, and Covenants of Company.

(a)                Accuracy of Statements. The Company represents and warrants jointly and severally to each of the Consenting Senior Noteholders that the information, reports, financial statements, certificates, memoranda and schedules furnished (or to be furnished) in writing by or on behalf of the Company in connection with the negotiation, preparation, or delivery and performance of the Solicitation Materials, whether included therein or delivered pursuant thereto, when taken individually or as a whole, do not, as of the time they were made, contain any untrue statement of any material fact or omit to state any material fact necessary to make such information, reports, financial statements, certificates, memoranda and schedules, in light of the circumstances under which they were made and as of the time at which they were made, not misleading.

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(b)               Existing Indebtedness. As of the date hereof and as of the RSA Effective Date, the Company has no indebtedness for borrowed money (direct or indirect, whether pursuant to guarantees or otherwise) other than the Senior Notes.

(c)                Intercompany Claims. As of the date hereof and as of the RSA Effective Date, Schedule 1 sets forth a true and complete list of all intercompany claims by and among Maxcom Telecomunicaciones and its subsidiaries (the “Intercompany Claims”). From the date hereof to the consummation of the Restructuring, Maxcom Telecomunicaciones shall not, and shall cause its subsidiaries not to, incur any Intercompany Claims, except in the ordinary course of business and consistent with past practice.

(d)               Validity of Liens. As of the date hereof and the RSA Effective Date, (i) all security interests of the Consenting Senior Noteholders in the collateral for the Senior Notes are valid and perfected under applicable law, and (ii) to the best of the Company’s knowledge, there are no liens on the collateral for the Senior Notes other than the liens created by the collateral documents entered into pursuant to the Existing Indenture.

(e)                Material Contracts. Except as otherwise disclosed in writing to counsel to the Ad Hoc Group and to the best of the Company’s knowledge, as of the date hereof and as of the consummation of the Restructuring, the completion of the Restructuring shall not result in the (i) early termination of any material contract, agreement, license, concession, franchise or permit of the Company (collectively, the “Material Contracts”), or (ii) acceleration of any material amounts payable by the Company pursuant to such Material Contracts.

(f)                Ownership of Indebtedness. Except as set forth on Schedule 2 attached hereto, as of the date hereof and as of the RSA Effective Date, neither Maxcom Telecomunicaciones nor any of its subsidiaries or, to the Company’s knowledge, affiliates, beneficially owns or controls, directly or indirectly, any of the Senior Notes.

(g)               Negotiations with Third Parties. As of the date hereof and as of the RSA Effective Date, the Company has not entered into any discussions, negotiations, agreements or understandings with any other equity provider or investor in relation to the Restructuring that are currently ongoing on the date hereof other than discussions, negotiations, agreements or understandings with the Plan Sponsors.

(h)               No Transfer of Assets. As of the date hereof and through the Petition Date, no material assets, properties, rights, cash or securities of Maxcom Telecomunicaciones or any of its subsidiaries shall have been transferred outside the ordinary course of business to any entity other than Maxcom Telecomunicaciones or any of its subsidiaries, and no agreements or commitments to so transfer are in effect. For purposes hereof, the term “ordinary course of business” shall include the payment of professional fees in connection with the Restructuring.

(i)                 Fees of the Indenture Trustee. As of the date hereof and as of the RSA Effective Date, the Company has paid the indenture trustee under the Existing Indenture in full all fees and out-of-pocket costs and expenses incurred and submitted to the Company in accordance with the Existing Indenture.

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(j)                 Consummation of the Restructuring. Maxcom Telecomunicaciones shall, and shall cause each of its subsidiaries to take all actions reasonably necessary or desirable to consummate the Restructuring in accordance with the terms set forth in the Plan and this RSA, including, without limitation:

(i)                 provide to counsel to the Ad Hoc Group initial drafts of the Solicitation Materials no less than three (3) business days prior to commencement of solicitation of the Plan;

(ii)               commencing the Chapter 11 Cases on or before July 23, 2013 (the “Outside Petition Date,” and the actual commencement date, the “Petition Date”);

(iii)             filing on the Petition Date and seeking approval on (A) an interim and final basis of motions for (1) prepackaged Plan scheduling procedures, (2) adequate protection for the holders of Senior Notes in the form attached hereto as Exhibit E, and (3) continued use of the Company’s cash management system in accordance with current practices, and (B) any other substantive interim and final motions that the Company may file with the Bankruptcy Court (including, without limitation, the Approval Order (as defined in the Recapitalization Agreement)), each of which motions and associated proposed orders shall be in form and substance reasonably satisfactory to counsel to the Ad Hoc Group;

(iv)             taking all steps reasonably necessary or desirable to obtain an order of the Bankruptcy Court, that is reasonably satisfactory in form and substance to counsel to the Ad Hoc Group, confirming the Plan on or before the deadlines set forth in this RSA;

(v)               implementing all steps that are reasonably necessary to obtain orders of the Bankruptcy Court confirming the Plan pursuant to section 1129 of the Bankruptcy Code in a manner that is consistent in all material respects with the terms set forth in the Plan;

(vi)             taking all steps reasonably necessary to cause the effective date of the Restructuring to occur on or before the deadlines set forth in Section 6.04 hereof;

(vii)           taking no actions, directly or indirectly, or encourage any other person to take any actions, that are inconsistent with or are likely to materially interfere with, frustrate, delay or prevent (A) consummation of the Restructuring as set forth in the Plan or (B) the timely approval, confirmation and consummation of the Plan in accordance with the terms and conditions of the Plan and this RSA, subject to Section 6.02(b) in all respects; and

(viii)         obtaining any and all required regulatory and/or third-party approvals for the Restructuring as set forth in the Plan.

(k)               Most Favorable Terms. Unless otherwise consented to in writing by the Requisite Consenting Senior Noteholders (as defined herein), to the extent Maxcom Telecomunicaciones or any of its subsidiaries agrees with any creditor or holder of any Senior Notes Claims on the terms of any forbearance, lock-up, support or similar agreement on terms and conditions that are more favorable than those offered to the Consenting Senior Noteholders, (i) the Company shall promptly provide written notice to the Consenting Senior Noteholders regarding such agreement, in any event no later than one (1) business day following its entry into such agreement, and (ii) this RSA shall be promptly amended without need for further action to include such more favorable terms.

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(l)                 Payment of Fees and Expenses. The Company shall (i) reimburse, bi-weekly, within five (5) business days following the delivery of invoices, which invoices will also be delivered to Paul Hastings LLP, the reasonable and documented fees and expenses incurred by Cleary Gottlieb Steen & Hamilton LLP and Cervantes Sainz, S.C. in accordance with the terms of the agreements entered into with such firms, whether incurred before or after the date hereof and regardless of whether the Restructuring contemplated herein is actually consummated or the documentation related to the Restructuring is executed, provided, however, that to the extent this RSA is terminated by the Company pursuant to 6.02(a)(ii) hereof, the Company shall have no such obligation to pay such fees and expenses of counsel to the Ad Hoc Group pursuant to Section 3.02(l) hereof after the date of such termination; and (ii) promptly pay or reimburse the indenture trustee for any reasonable and documented fees and out-of-pocket expenses as required under the Existing Indenture that have been incurred and submitted to the Company in accordance with the Existing Indenture. Prior to the Petition Date, the Company shall pay in full all fees and expenses submitted in accordance with this RSA to the Company pursuant to this Section 3.02(l).

(m)             Existing Senior Notes Obligations. As of the date hereof and as of the RSA Effective Date, the Company is in full compliance with all of the covenants set forth in the Existing Indenture, except for any principal or interest payment obligations under the Existing Indenture. Prior to the consummation of the Restructuring, and other than in connection with actions expressly contemplated by this RSA, Maxcom Telecomunicaciones shall, and shall cause its subsidiaries to, continue to comply with all of the covenants set forth in the Existing Indenture, except for any: (i) covenants that prohibit implementation or consummation of the Plan; (ii) covenants that restrict the Company’s ability to incur a DIP Facility (as defined herein) as permitted in this RSA; provided that nothing herein shall be deemed to relieve the Company of any related requirements of the Bankruptcy Code, including the obligation to provide adequate protection (if the Company incurs a DIP Facility, if applicable); (iii) covenants that the Company is unable to satisfy without approval of the Bankruptcy Court as a result of the commencement of the Chapter 11 Cases; and (iv) principal or interest payment obligations under the Existing Indenture. Without limiting the foregoing, in addition to complying with the covenants in the Existing Indenture above, Maxcom Telecomunicaciones shall, and shall cause its subsidiaries to, operate in the ordinary course of business consistent with past practice, other than in connection with actions expressly contemplated by this RSA.

(n)               Certain Taxes. The Company shall bear and pay all transfer, stamp or other similar taxes (to the extent not exempted under section 1146 of the Bankruptcy Code) imposed in connection with the Restructuring.

(o)               DIP Facility. Except with the prior written consent of the Requisite Consenting Senior Noteholders, the Company shall not enter into any agreement with any party in relation to any debtor-in-possession credit facility (a “DIP Facility”).

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3.03.        Transfer of Interests.  Except as expressly provided herein, this RSA shall not in any way restrict the right or ability of any Consenting Senior Noteholder to sell, use, assign, transfer, hypothecate or otherwise dispose of, directly or indirectly (each, a “Transfer”) any of the Senior Notes Claims; provided, however, that for the period commencing as of the date such Consenting Senior Noteholder executes this RSA until termination of this RSA pursuant to the terms hereof (such period, the “Restricted Period”), no Consenting Senior Noteholder shall Transfer any Senior Notes Claims and any purported Transfer of any Senior Notes Claims shall be void and without effect, unless (a) the transferee is a Consenting Senior Noteholder or (b) if the transferee is not a Consenting Senior Noteholder prior to the Transfer, such transferee delivers to the Company, at or prior to the time of the proposed Transfer, an executed copy of the provision for claims transfer agreement (each a “Transfer Agreement”) in the form attached as Exhibit D hereto pursuant to which such transferee shall assume all obligations of the Consenting Senior Noteholder transferor hereunder in respect of the Senior Notes Claims being transferred. Upon consummation of any Transfer in compliance with this Section 3.03 (a) any person or entity that is a transferee shall be fully bound this this RSA as a “Consenting Senior Noteholder” and shall be a “Party” hereunder and (b) the transferor shall no longer be bound by this RSA and the obligations hereunder with respect to any Senior Notes Claims that have been Transferred; provided, however, that if the Transfer occurs after the record date set for voting on the Plan and prior to the deadline for voting on the Plan, the transferor’s obligation under Section 3.01(a) herein with respect to the Senior Notes Claims that have been transferred shall survive such Transfer. This RSA shall in no way be construed to preclude the Consenting Senior Noteholders from acquiring additional Senior Notes Claims; provided, however, that (a) any Consenting Senior Noteholder that acquires additional Senior Notes Claims after executing this RSA shall notify the Company and counsel to the Ad Hoc Group of such acquisition within five (5) business days after the closing of such trade and (b) additional Senior Notes Claims shall automatically and immediately upon acquisition by a Consenting Senior Noteholder be deemed subject to all of the terms of this RSA whether or not notice is given to the Company and counsel to the Ad Hoc Group of such acquisition. This Section 3.03 shall not impose any obligation on (a) the Company to issue any “cleansing letter” or otherwise publicly disclose information for the purpose of enabling a Consenting Senior Noteholder to Transfer any Senior Notes Claims or (b) counsel to the Ad Hoc Group to monitor or enforce the provisions of this Section 3.03 as they relate to the Consenting Senior Noteholders. Notwithstanding the foregoing, execution of a Transfer Agreement shall not be required for transferees that are broker dealers or trading desks in their capacity or to the extent of their holdings as a broker dealer or market maker of Senior Notes Claims engaged in market making or riskless back to back trades.

3.04.        Representations of the Consenting Senior Noteholders.  Each of the Consenting Senior Noteholders severally and not jointly represents and warrants that, as of the date such Consenting Senior Noteholder executes and delivers this RSA:

(a)                each Consenting Senior Noteholder (i) is either (A) the sole beneficial owner of the principal amount of Senior Notes Claims set forth below its signature hereto, or (B) has sole investment or voting discretion with respect to the principal amount of Senior Notes Claims set forth below its signature hereto and has the power and authority to bind the beneficial owner(s) of such Senior Notes Claims to the terms of this RSA, (ii) has full power and authority to act on behalf of, vote and consent to matters concerning such Senior Notes Claims and to dispose of, exchange, assign and transfer such Senior Notes Claims and (iii) holds no other Senior Notes Claims;

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(b)               other than pursuant to this RSA, such Senior Notes Claims are free and clear of any pledge, lien, security interest, charge, claim, equity, option, proxy, voting restriction, right of first refusal or other limitation on disposition or encumbrance of any kind, that would adversely affect in any way such Consenting Senior Noteholder’s performance of its obligations contained in this RSA at the time such obligations are required to be performed;

(c)                each Consenting Senior Noteholder (i) has such knowledge and experience in financial and business matters of this type and that it is capable of evaluating the merits and risks of entering into this RSA and of making an informed investment decision, and has conducted an independent review and analysis of the business and affairs of the Company that it considers sufficient and reasonable for purposes of entering into this RSA and (ii) is an “accredited investor” (as defined by Rule 501 of the United States Securities Act of 1933, as amended); and

(d)               each Consenting Senior Noteholder has made no prior assignment, sale, participation, grant, conveyance, pledge, or other Transfer of, and has not entered into any other agreement to assign, sell, participate, grant, convey, pledge, or otherwise Transfer, in whole or in part, any portion of its right, title, or interests in any of the Senior Notes Claims that are inconsistent or conflict with the representations and warranties of such Consenting Senior Noteholder set forth in this Section 3.04 or would otherwise render it unable to comply with this RSA and perform its obligations hereunder.

Section 4.                Certain Additional Chapter 11 Related Matters.  The Company shall provide draft copies of all “first day” motions or applications and other “first day” documents the Company intends to file with the Bankruptcy Court to counsel to the Ad Hoc Group at least five (5) business days prior to the date when the Company intends to file such document and shall consult in good faith with such counsel regarding the form and substance of any such proposed filing with the Bankruptcy Court. For the avoidance of doubt, such drafts shall be subject to continuing review and modification by the Company and its advisors and the Company shall continue to share drafts of such modifications. The Company will use its reasonable efforts to provide draft copies of all other pleadings the Company intends to file with the Bankruptcy Court to counsel to the Ad Hoc Group at least three (3) calendar days prior to filing such pleading and shall consult in good faith with such counsel regarding the form and substance of any such proposed pleading. Without in any way limiting the rights of the Consenting Senior Noteholders referred to in Section 6 hereof, any comments provided by the Consenting Senior Noteholders or their counsel to the Plan (or any motion or draft order related thereto, including the proposed confirmation order) shall be considered in good faith by the Company.

Section 5.                Mutual Representations, Warranties, and Covenants.  The Company represents, warrants and covenants jointly and severally, and each of the Consenting Senior Noteholders represents, warrants and covenants severally and not jointly, to each of the other Parties that the following statements are true and correct as of the date hereof (each of which is a continuing representation, warranty and covenant) and as of the date of the consummation of the Restructuring:

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5.01.        Existence; Enforceability.  It is validly existing and in good standing under the laws of the state of its organization, and this RSA is a legal, valid, and binding obligation of such Party, enforceable against it in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium, concurso, quiebra, or other similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability.

5.02.        No Consent or Approval.  Except as expressly provided in this RSA or the Bankruptcy Code, no consent or approval is required by any other person or entity in order for it to carry out the Restructuring contemplated by, and perform its respective obligations under, this RSA.

5.03.        Power and Authority.  Except as expressly provided in this RSA, it has all requisite power and authority to enter into this RSA and to carry out the Restructuring contemplated by, and perform its respective obligations under, this RSA.

5.04.        Authorization; Execution.  The execution and delivery of this RSA and the performance of its obligations hereunder have been duly authorized by all necessary action on its part. This RSA has been duly executed and delivered by it.

5.05.        No Conflicts. The execution, delivery, and performance of this RSA by it do not and will not (i) violate any provision of law, rule, or regulation applicable to it or its certificate of incorporation or by-laws (or other organizational documents) or (ii) conflict with, result in a breach of, or constitute (with due notice or lapse of time or both) a default under any material contractual obligation to which it is a party or under its certificate of incorporation or by-laws (or other organizational documents).

5.06.        Governmental Consents. The execution, delivery and performance by it of this RSA do not and will not require any registration or filing with, consent or approval of, or notice to, or any other action to, with, or by, any federal, state, or other governmental authority or regulatory body, except any filings in connection with the Chapter 11 Cases, including the approval of the Solicitation Materials and the confirmation of the Plan.

5.07.        Actions under this RSA. It is not aware of the occurrence of any event that, due to any fiduciary or similar duty to any other person, would prevent it from taking any action required of it under this RSA.

5.08.        Representation by Counsel. It has been represented by counsel in connection with this RSA and the transactions contemplated by this RSA.

5.09.        Proceedings. Other than the Chapter 11 Cases filed pursuant to the terms of this RSA, no litigation or proceeding before any court, arbitrator, or administrative or governmental body is pending against it that would adversely affect its ability to enter into this RSA or perform its obligations hereunder.

5.10.        Certain Definitive Documentation. Counsel to the Ad Hoc Group shall provide to counsel to the Company an initial draft of the form of the indenture for the issuance of the Step-Up Senior Notes and all forms of collateral documents on or before July 3, 2013.

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5.11.        Certain Additional Matters. The Company acknowledges that the Consenting Senior Noteholders have informed the Company that none of the Consenting Senior Noteholders have (a) retained their own financial advisor or (b) independently verified any of the information contained herein and, accordingly, such Consenting Senior Noteholders are not adopting any values or recoveries expressed in the Solicitation Materials and except as otherwise set forth in this RSA, reserve all of their rights with respect to the value of or recoveries on the Senior Notes Claims. Nothing contained in any of the values, recoveries, data, or any assumptions underlying such values, recoveries, or data contained in the Solicitations Materials, shall be deemed to constitute an agreement of the Consenting Senior Noteholders to such values, recoveries, data or assumptions underlying such values, recoveries or data, or to prejudice in any manner the rights of the Consenting Senior Noteholders in any further proceedings involving the Debtors except as otherwise set forth in this RSA.

Section 6.                Termination Events.

6.01.        Consenting Senior Noteholder Termination Events. This RSA may be terminated by the delivery to the Company of a written notice in accordance with Section 8.10 hereof by the Consenting Senior Noteholders holding no less than fifty percent (50%) in principal amount of the Senior Notes Claims held by the Consenting Senior Noteholders as of the RSA Effective Date (the “Requisite Consenting Senior Noteholders”), in the exercise of their sole discretion, upon the occurrence and continuation of any of the following events (each a “Consenting Party Termination Event”):

(a)                the breach in any material respect by the Company of any of the obligations, representations, warranties, or covenants of the Company set forth in this RSA; provided, however, that, except in the case of a breach by the Company of Section 3.02(o) hereof, the Company shall have five (5) business days to cure any such breach after receipt of the notice delivered in accordance with Section 8.10 hereof;

(b)               the issuance by any governmental authority, including any regulatory authority or court of competent jurisdiction, of any ruling or order enjoining the consummation of the Restructuring in a way that cannot be reasonably remedied by the Company in a manner that is reasonably satisfactory to the Requisite Consenting Senior Noteholders prior to the deadline for voting on the Plan;

(c)                the dismissal or conversion of one or more of the Chapter 11 Cases to a case under chapter 7 of the Bankruptcy Code, unless such conversion is made with the prior written consent of counsel to the Ad Hoc Group;

(d)               the Parties shall have failed to complete the negotiation of the Plan and Solicitation Materials in accordance with the terms of this RSA by July 3, 2013;

(e)                the Company shall have solicited votes upon and/or sought confirmation of a chapter 11 plan that is materially different from the Plan;

(f)                the Company or any of its affiliates shall announce (i) that the Restructuring is not capable of being completed prior to October 31, 2013 or (ii) its intention to terminate or not to consummate the Restructuring as promptly as possible on the terms set forth in this RSA;

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(g)               Maxcom Telecomunicaciones or any of its subsidiaries shall be declared the subject of any insolvency proceeding (other than the Chapter 11 Cases contemplated herein) under the laws of any jurisdiction that prevents the implementation of the Restructuring and, only if such proceeding is an involuntary insolvency proceeding, it is not dismissed within fifteen (15) calendar days of such declaration or is otherwise prejudicial to any of the Consenting Senior Noteholders;

(h)               Maxcom Telecomunicaciones or any of its subsidiaries or affiliates directly or indirectly makes any payment or other valuable transfer other than customary payments for services or other value rendered in the ordinary course of business to or for the account of any holder or beneficial owner of Senior Notes (including any affiliate of Maxcom Telecomunicaciones or any of its subsidiaries), other than cash payments made ratably to all holders of Senior Notes and other than as specifically permitted herein;

(i)                 the appointment of a trustee, receiver, or examiner with expanded powers in one or more of the Chapter 11 Cases, unless such appointment is made with the prior written consent of counsel to the Ad Hoc Group;

(j)                 the amendment, modification, or filing of a pleading by the Company seeking to amend or modify the Plan, or any documents related to the foregoing, including motions, notices, exhibits, appendices, and orders, in a manner that, in the reasonable judgment of the Requisite Consenting Senior Noteholders, is materially adverse to the interests of the Consenting Senior Noteholders, it being understood that any change in the amount or time of payment of the capital contribution to be made by the Purchasers pursuant to the terms of the Recapitalization Agreement or any change to Article VII of the Recapitalization Agreement would be, absent prior written consent of the Requisite Consenting Senior Noteholders, a change materially adverse to the interests of the Consenting Senior Noteholders;

(k)               the Company files any motion or pleading with the Bankruptcy Court that is inconsistent in any material respect with this RSA or the Plan or would adversely affect the rights of the Consenting Senior Noteholders in any material respect under this RSA and such motion or pleading has not been withdrawn prior to the earlier of (i) three (3) business days of the Company receiving written notice in accordance with Section 8.10 hereof from counsel to the Ad Hoc Group that such motion or pleading violates this Section 6.01(k), and (ii) entry of an order of the Bankruptcy Court approving such motion;

(l)                 the Bankruptcy Court grants relief that is inconsistent in any material respect with this RSA, the Recapitalization Agreement, or the Plan or adversely affects the rights of the Consenting Senior Noteholders under this RSA in any material respect;

(m)             the Parties shall have failed to complete the negotiation of all documentation necessary to implement the Restructuring on or before July 23, 2013, including: (i) the form of the indenture for the issuance of the Step-Up Senior Notes; (ii) the forms of collateral documents, including with respect to mortgages on the assets and properties owned by the Company; (iii) the form of intercompany indebtedness pledge and subordination agreement, as well as any ancillary agreement required to implement such subordination agreement in full; (iv) the form of revolving credit agreement to document intercompany claims (including provisions for the subordination of, and a third party beneficiary right (estipulación a favor de tercero) in connection with, such intercompany claims); and (v) such other documentation as may be necessary or advisable in the reasonable judgment of the Parties in relation to the Step-Up Senior Notes to be issued pursuant to the Restructuring, each of which in this clause (m) shall be in form and substance reasonably satisfactory to counsel to the Ad Hoc Group;

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(n)               the Company shall fail to pay when due any accrued fees and expenses pursuant to Section 3.02(l) hereof;

(o)               the Company shall be in violation of any applicable law, rule or regulation, the violation of which would conflict with or impede the Restructuring or the implementation thereof and such breach shall continue unremedied for a period of ten (10) business days of the Company receiving written notice in accordance with Section 8.10 hereof;

(p)               Maxcom Telecomunicaciones, or any of its subsidiaries or affiliates, shall, or shall expressly announce its intention to, (i) agree to the restructuring of the Senior Notes (whether pursuant to voluntary out-of-court exchange offer or settlement, a voluntary or involuntary proceeding or otherwise) on terms and conditions that are more favorable to the holder thereof than any of the terms of the Restructuring, unless the terms of this RSA and/or the Plan are amended to provide such terms and conditions to all Consenting Senior Noteholders, or (ii) repudiate or reject, in whole or in part, or challenge the validity of this RSA, the Plan or the Recapitalization Agreement;

(q)               the termination of the Recapitalization Agreement in accordance with its terms; or

(r)                 the termination of Tender Offer Agreements in accordance with their terms representing the termination of commitments by holders of more than fifty percent (50%) of the Equity Securities held by the Equity Parties.

6.02.        Company Termination Events.

(a)                The Company may terminate this RSA as to all Parties upon prior written notice, delivered in accordance with Section 8.10 hereof, upon the occurrence of any of the following events (each, a “Company Termination Event”): (i) the breach by the Consenting Senior Noteholders of any of the representations, warranties, or covenants of such Consenting Senior Noteholders set forth in this RSA that remains uncured for a period of five (5) business days after the receipt by the Consenting Senior Noteholders of written notice of such breach from the Company; (ii) Consenting Senior Noteholders holding more than twenty-five percent (25%) in principal amount of the Senior Notes Claims held by the Consenting Senior Noteholders as of the RSA Effective Date are no longer bound by this RSA or have delivered a notice of termination pursuant to the terms of this RSA; or (iii) the issuance by any governmental authority, including any regulatory authority or court of competent jurisdiction, of any final, non-appealable ruling or order enjoining the consummation of a material portion of the Restructuring.

(b)               Notwithstanding anything to the contrary contained in this RSA, the Company’s obligations hereunder are subject at all times to the fulfillment of its respective fiduciary duties, as applicable pursuant to Mexican law governing such fiduciary duties. The Company may terminate its obligations under this RSA by prior written notice to counsel to the Ad Hoc Group if the Board of the Company reasonably determines that (i) based on the advice of outside counsel to the Company, the Restructuring and the Plan are not in the best interests of the Company and continued support of the Restructuring and the Plan pursuant to this RSA and applicable Mexican law governing fiduciary duties of the Board of the Company would be inconsistent with the Company’s fiduciary obligations, or (ii) the Company receives a bona fide proposal for an alternative plan and the Board of the Company reasonably determines that continued support of the Restructuring and the Plan pursuant to this RSA would be inconsistent with the Company’s fiduciary obligations, as applicable pursuant to Mexican law governing such fiduciary duties. Upon a termination of this RSA pursuant to this Section 6.02(b), all obligations of the Consenting Senior Noteholders hereunder shall immediately terminate without further action or notice by any of such Parties.

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6.03.        Mutual Termination.  This RSA, and the obligations of all Parties hereunder, may be terminated by mutual agreement among the Company and the Requisite Consenting Senior Noteholders.

6.04.        Automatic Termination. This RSA, and the obligations of all Parties hereunder, shall terminate automatically without any further required action or notice:

(a)                failure of the Company to commence solicitation of the Plan and related disclosure statement and distribute other solicitation materials (the “Solicitation Materials”), each of which shall be (A) in form and substance materially consistent with the Plan attached hereto as Exhibit A and with this RSA, and (B) reasonably satisfactory to counsel to the Ad Hoc Group, on or before July 3, 2013;

(b)               failure of the Company to (i) commence a Restructuring on or before the Outside Petition Date, or (ii) complete a Restructuring by October 31, 2013;

(c)                except with prior written consent of counsel to the Ad Hoc Group, failure of the Company to complete solicitation of the Plan before the Petition Date;

(d)               the Bankruptcy Court’s interim orders approving (i) the proposed adequate protection for the Senior Notes acceptable in form and substance to the Requisite Consenting Senior Noteholders and consistent in all respects with Exhibit E attached hereto, and (ii) the cash management system shall not have been entered within three (3) business days of the Petition Date;

(e)                the Bankruptcy Court’s final orders approving (i) the proposed adequate protection for the Senior Notes acceptable in form and substance to the Requisite Consenting Senior Noteholders and consistent in all respects with Exhibit E attached hereto, and (ii) the cash management system shall not have been entered within thirty (30) calendar days of the Petition Date;

(f)                the Bankruptcy Court’s orders approving the Solicitation Materials and confirming the Plan shall not have been entered by the Bankruptcy Court within 60 days following the Petition Date or as soon thereafter as the Bankruptcy Court’s schedule permits; and

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(g)               the effective date of the Plan shall not have occurred within 30 days after the date that the Plan is confirmed.

Notwithstanding any provision in this RSA to the contrary, so long as the Company is proceeding in good faith towards completion of its obligations herein, upon written notice from the Company to counsel to the Ad Hoc Group, in accordance with Section 8.10 hereof, there shall be an automatic ten (10)-calendar day extension of the dates set forth in this Section 6.04. If this RSA is terminated pursuant to this Section 6.04, this RSA shall be automatically and simultaneously terminated as to any other Party that is a signatory to this RSA. No Party shall terminate this RSA if such Party is in breach of any provision hereof.

6.05.        Effect of Termination.

(a)                Upon termination of this RSA under Sections 6.01, 6.02, 6.03 or 6.04 hereof, this RSA shall be of no further force and effect and each Party shall be released from its commitments, undertakings, and agreements under or related to this RSA and shall have the rights and remedies that it would have had it not entered into this RSA, and shall be entitled to take all actions, whether with respect to the Restructuring or otherwise, that it would have been entitled to take had it not entered into this RSA; provided, however, that no such termination shall relieve any Party for its breach or non-performance of its obligations hereunder prior to the date of such termination.  Upon the occurrence of any termination of this RSA, any and all consents or votes tendered by the Consenting Senior Noteholders prior to such termination shall be deemed, for all purposes, to be null and void ab initio and shall not be considered or otherwise used in any manner by the Parties in connection with the Restructuring and this RSA or otherwise; provided that, in the event of any termination of the RSA, the Consenting Senior Noteholders shall have the right to freely vote their Senior Notes Claims with respect to any chapter 11 plan that the Company or any other party may seek to confirm, including any plan on which the Consenting Senior Noteholders votes were deemed to be null and void ab initio in accordance with this sentence, notwithstanding whether a voting deadline regarding such plan has occurred.

(b)               Notwithstanding clause (a) above, any fees and expenses incurred pursuant to Section 3.02(l) hereof prior to such termination shall continue to be due and outstanding and the Company shall continue to be obligated in respect thereof despite any termination of this RSA with respect to any one or more Parties; provided that, to the extent this RSA is terminated by the Company pursuant to 6.02(a)(ii) hereof, the Company shall have no such obligation to pay such fees and expenses of counsel to the Ad Hoc Group pursuant to Section 3.02(l) after the date of such termination.

6.06.        Termination Upon Effective Date of Restructuring.  This RSA shall terminate automatically, without any further required action or notice by any Party, immediately following the effectiveness of the Plan on the date that the Plan becomes effective.

Section 7.                Amendments.  This RSA may not be modified, amended, or supplemented (except as expressly provided herein) except (a) in writing signed by the Company and the Requisite Consenting Senior Noteholders and (b) with respect to any matters that, in the reasonable judgment of the Plan Sponsors, are adverse to the interests of the Plan Sponsors, with the written consent of the Plan Sponsors, which consent shall not be unreasonably withheld; provided, however, that without the consent of the Requisite Consenting Senior Noteholders, the Plan may be modified, amended, or supplemented in a manner that, in the reasonable judgment of the Requisite Consenting Senior Noteholders, is not materially adverse to the interests of the Consenting Senior Noteholders.

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Section 8.                Miscellaneous.

8.01.        Further Assurances.  Subject to the other terms of this RSA, the Parties agree to execute and deliver such other instruments and perform such acts, in addition to the matters herein specified, as may be reasonably appropriate or necessary, from time to time, to effectuate the Restructuring in a manner materially consistent with the terms set forth in the Plan, as applicable.

8.02.        Complete Agreement.  This RSA and the exhibits, schedules and other attachments hereto represent the entire agreement between the Parties with respect to the subject matter hereof and supersede all prior agreements, oral or written, among the Parties with respect thereto.  No claim of waiver, modification, consent, or acquiescence with respect to any provision of this RSA shall be made against any Party, except on the basis of a written instrument executed by or on behalf of such Party.

8.03.        Parties.  This RSA shall be binding upon, and inure to the benefit of, the Parties.  No rights or obligations of any Party under this RSA may be assigned or transferred to any other person or entity except as provided in Section 3.03 hereof.  Nothing in this RSA, express or implied, shall give to any person or entity, other than the Parties, any benefit or any legal or equitable right, remedy, or claim under this RSA.

8.04.        Headings.  The headings of all sections of this RSA are inserted solely for the convenience of reference and are not a part of and are not intended to govern, limit, or aid in the construction or interpretation of any term or provision hereof.

8.05.        GOVERNING LAW; SUBMISSION TO JURISDICTION; SELECTION OF FORUM; WAIVER OF TRIAL BY JURY.

(a)                THIS RSA IS TO BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED IN SUCH STATE, WITHOUT GIVING EFFECT TO THE CONFLICT OF LAWS PRINCIPLES THEREOF.

(b)               All actions and claims arising out of or relating to this RSA shall be heard and determined in any New York federal court sitting in the Borough of Manhattan of The City of New York or in any New York state court sitting in the Borough of Manhattan of The City of New York (and of the appropriate appellate courts therefrom) (the “Chosen Courts”). Consistent with the preceding sentence, the Parties hereby (a) irrevocably submit to the exclusive jurisdiction of the Chosen Courts, (b) waive any objection to laying venue in any such action or proceeding in the Chosen Courts, and (c) waive any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any Party; provided, however, that each of the Parties hereby agrees that, for the duration of any Chapter 11 Cases, the Bankruptcy Court shall have exclusive jurisdiction of all matters arising out of or in connection with, and that the Bankruptcy Code shall govern, the Plan.

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(c)                Each Party irrevocably waives any and all right to trial by jury in any legal proceeding arising out of or relating to this RSA or the transactions contemplated hereby.

(d)               The Company appoints C T Corporation System (the “New York Process Agent”), with an office on the date hereof at 111 Eighth Avenue, 13th Floor, New York, New York 10011, as its agent to receive on behalf of itself and its property, service of copies of all writs, claims, process, complaint, summonses and any other process which may be served in any legal or other proceeding with respect to matters arising from, based upon or in connection with this RSA or the transactions contemplated hereby, and agrees to promptly appoint a successor New York Process Agent in the City of New York (which appointment the successor New York Process Agent shall accept in writing prior to the termination for any reason of the appointment of the initial New York Process Agent). In any such legal or other proceeding, such service may be made on the Company by delivering a copy of such process to it in care of the appropriate New York Process Agent at such New York Process Agent’s address. The Company hereby irrevocably and unconditionally authorizes and directs its New York Process Agent to accept such service on its behalf as evidenced by the irrevocable special power of attorney for lawsuits and collections (poder especial irrevocable para pleitos y cobranzas) granted before a Mexican notary public in accordance with Mexican law as attached as Exhibit F-1 hereto, and the acceptance letter from the New York Process Agent in respect of its appointment as attached as Exhibit F-2 hereto. Nothing in this RSA shall in any way be deemed to limit the ability to serve any such writs, process or summonses in any other manner permitted by applicable law.

8.06.        Execution of RSA.  This RSA may be executed and delivered (by facsimile, electronic mail, or otherwise) in any number of counterparts, each of which, when executed and delivered, shall be deemed an original, and all of which together shall constitute the same agreement.

8.07.        Interpretation.  This RSA is the product of negotiations between the Company and the Consenting Senior Noteholders, and in the enforcement or interpretation hereof, is to be interpreted in a neutral manner, and any presumption with regard to interpretation for or against any Party by reason of that Party having drafted or caused to be drafted this RSA, or any portion hereof, shall not be effective in regard to the interpretation hereof.

8.08.        Successors and Assigns.  This RSA is intended to bind and inure to the benefit of the Parties and their respective successors, assigns, heirs, executors, administrators, and representatives, other than a trustee or similar representative appointed in a bankruptcy case.

8.09.        Creditors’ Committee.  Notwithstanding anything herein to the contrary, if any Consenting Senior Noteholder is appointed to and serves on an official committee of creditors in a Restructuring, the terms of this RSA shall not be construed so as to limit such Consenting Senior Noteholder’s exercise (in its sole discretion) of its fiduciary duties to any person arising from its service on such committee, and any such exercise (in the sole discretion of such Consenting Senior Noteholder) of such fiduciary duties shall not be deemed to constitute a breach of the terms of this RSA; provided, however, that nothing in this RSA shall be construed as requiring any Consenting Senior Noteholder to serve on any official committee.

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8.10.        Notices.  All notices hereunder shall be deemed given if in writing and delivered, if sent by electronic mail, courier, or registered or certified mail (return receipt requested) to the following addresses (or at such other addresses as shall be specified by like notice):

(a)            if to the Company, to:

Alarcón Espinosa Abogados, S.C.

Guillermo González Camarena, 1100, 3er piso

México, DF 01210

Attention:  Gonzalo Alarcón I.

E-mail address:  ga@aeabogados.com

with copies (which shall not constitute notice) to:

Kirkland & Ellis LLP
601 Lexington Avenue
New York, New York 10022
Attention: Marc Kieselstein, Paul Zier, and Daniel R. Hodgman
E-mail addresses: mkieselstein@kirkland.com, pzier@kirkland.com, and dhodgman@kirkland.com

and

Paul Hastings LLP

75 East 55th Street

New York, New York, 10011

United States

Attn: Joy Gallup, Michael Fitzgerald, Luc A. Despins

Facsimile: +1 212-230-7642

Email: joygallup@paulhastings.com; michaelfitzgerald@paulhastings.com;

lucdespins@paulhastings.com

(b)               if to a Consenting Senior Noteholder or a transferee thereof, to the addresses set forth below following the Consenting Senior Noteholder’s signature (or as directed by any transferee thereof), as the case may be, with copies (which shall not constitute notice) to:

Cleary Gottlieb Steen & Hamilton LLP

One Liberty Plaza

New York NY 10006

Attention:  Richard J. Cooper and Lisa Schweitzer

E-mail address:  rcooper@cgsh.com and lschweitzer@cgsh.com

and

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Paul Hastings LLP

75 East 55th Street

New York, New York, 10011

United States

Attn: Joy Gallup, Michael Fitzgerald, Luc A. Despins

Facsimile: +1 212-230-7642

Email: joygallup@paulhastings.com; michaelfitzgerald@paulhastings.com;

lucdespins@paulhastings.com

Any notice given by delivery, mail, or courier shall be effective when received.

8.11.        Access. The Company will afford the Consenting Senior Noteholders and their respective attorneys, consultants, accountants, and other authorized representatives reasonable access, upon reasonable notice during normal business hours, to all properties, books, contracts, commitments, records, management personnel, lenders, and advisors of the Company; provided, however, that the Company’s obligation hereunder shall be conditioned upon such Consenting Senior Noteholder being party to an executed confidentiality agreement approved by and with the Company.

8.12.        Reservation of Rights; Waiver. Except as expressly provided in this RSA, nothing herein is intended to, or does, in any manner waive, limit, impair, or restrict any right of any Consenting Senior Noteholders or the ability of each of the Consenting Senior Noteholders to protect and preserve its rights, remedies, and interests, including, without limitation, its claims against or interests in the Company under the Existing Indenture and other agreements and documents relating thereto, as well as under applicable law. If the Restructuring is not consummated in accordance with the terms of the Plan and this RSA, or if this RSA is terminated for any reason (other than Section 6.06 hereof), the Parties fully reserve any and all of their rights. Pursuant to Rule 408 of the Federal Rules of Evidence and any other applicable rules of evidence, this RSA and all negotiations relating hereto shall not be admissible into evidence in any proceeding other than a proceeding to enforce its terms.

8.13.        Specific Performance. It is understood and agreed by the Parties that money damages would be an insufficient remedy for any breach of this RSA by any Party and each non-breaching Party shall be entitled to specific performance and injunctive or other equitable relief as a remedy of any such breach, including, without limitation, an order of the Bankruptcy Court or other court of competent jurisdiction requiring any Party to comply promptly with any of its obligations hereunder.

8.14.        Several, Not Joint, Obligations. The agreements, representations, and obligations of the Parties under this RSA are, in all respects, several and not joint.

8.15.        Remedies Cumulative. All rights, powers, and remedies provided under this RSA or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise of any right, power, or remedy thereof by any Party shall not preclude the simultaneous or later exercise of any other such right, power, or remedy by such Party.

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8.16.        No Third-Party Beneficiaries. Unless expressly stated herein, this RSA shall be solely for the benefit of the Parties, and no other person or entity shall be a third-party beneficiary hereof, except for the Plan Sponsors to the extent the Plan Sponsors are referenced in a particular provision in this RSA.

8.17.        Automatic Stay. The Parties acknowledge that the giving of notice or termination by any Party pursuant to this RSA shall not be violation of the automatic stay of section 362 of the Bankruptcy Code, to the extent applicable.

8.18.        Acknowledgement. Notwithstanding any other provision herein, this RSA is not and shall not be deemed to be an offer with respect to any securities or solicitation of votes for the acceptance of a plan of reorganization for purposes of sections 1125 and 1126 of the Bankruptcy Code or otherwise. Any such offer or solicitation will be made only in compliance with all applicable securities laws and provisions of the Bankruptcy Code. The Company will not solicit acceptances of the Plan from the holders of Senior Notes in any manner inconsistent with the Bankruptcy Code or applicable bankruptcy law, and no obligation by any Consenting Senior Noteholder to vote to accept the Plan will be enforceable unless and until the Solicitation Materials are approved by the Bankruptcy Court in accordance with the terms herein.

8.19.        Survival. Notwithstanding anything contained herein to the contrary, upon the termination of this RSA (whether as a result of the consummation of the Restructuring, or its termination pursuant to Section 6 hereof or otherwise), the agreements and obligations of the Parties set forth in Sections 3.02(l), 5, 6.05, and 8 hereof and any certificates delivered pursuant to this RSA, shall survive the termination of this RSA; provided that, to the extent this RSA is terminated by the Company pursuant to 6.02(a)(ii) hereof, the Company shall have no such obligation to pay such fees and expenses of counsel to the Ad Hoc Group pursuant to Section 3.02(l) hereof after the date of such termination.

Section 9.                Disclosure. The Company shall publicly disclose (a) the existence of this RSA and the material terms of the Plan in a press release in form and substance reasonably satisfactory to counsel to the Ad Hoc Group on the RSA Effective Date (the actual disclosure date, the “Disclosure Date”) and (b) any material amendment to this RSA and the Plan in a press release and/or filing with the Bankruptcy Court following the effective date of such amendment in form and substance reasonably satisfactory to counsel to the Ad Hoc Group. The Company will submit to counsel to the Ad Hoc Group all press releases and public filings relating to this RSA, the Plan, or the transactions contemplated hereby and thereby and any amendments thereof at least two (2) calendar days prior to releasing such press releases or making such public filings and shall consult in good faith with such counsel regarding the form and substance of such press releases and public filings.  To the extent that the Company fails to make such initial disclosure within three (3) business days of the Disclosure Date, or the effective date of any amendment hereto, counsel to the Ad Hoc Group, and each of the Consenting Senior Noteholders shall have the right, but not the obligation, to disclose such terms publicly. The Company shall not (a) use the name of any Consenting Senior Noteholder in any press release without such Consenting Senior Noteholder’s prior written consent or (b) disclose to any person other than legal and financial advisors to the Company the principal amount or percentage of any Senior Notes Claims held by any Consenting Senior Noteholder; provided, however, that the Company shall be permitted to disclose at any time the aggregate principal amount of and aggregate percentage of the Senior Notes Claims held by the Consenting Senior Noteholders; provided further, however, that the legal and financial advisors to the Company may disclose the names of holders of Senior Notes Claims (but not the principal amount or percentage of the Senior Notes held by particular holders) to the extent such advisors deem necessary to satisfy the obligations to make disclosures of connections to parties in interest in connection with being retained to advise the Company under section 327(a) or section 328 of the Bankruptcy Code; provided further, however that if the Company is required to file this RSA publicly in any form, the Company shall redact any signature pages hereto or file such signature pages under seal.

[Signature pages follow.]

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IN WITNESS WHEREOF, the Parties have executed this RSA on the day and year first above written.

MAXCOM TELECOMUNICACIONES, S.A.B. DE C.V.

By:
Name:
Title: Authorized Signatory

MAXCOM USA INC., a Delaware corporation

By:
Name:
Title: Authorized Signatory

SIERRA USA COMMUNICATIONS INC., a Delaware corporation

By:
Name:
Title: Authorized Signatory

Asesores Telcoop, S.A. de C.V.

By:
Name:
Title: Authorized Signatory

Celmax Móvil, S.A. de C.V.

By:
Name:
Title: Authorized Signatory

Corporativo en Telecomunicaciones, S.A. de C.V.

By:
Name:
Title: Authorized Signatory

[Signature Page to the Restructuring and Support Agreement]

Maxcom Servicios Administrativos, S.A. de C.V.

By:
Name:
Title Authorized Signatory:

Maxcom SF, S.A. de C.V.

By:
Name:
Title: Authorized Signatory

Maxcom TV, S.A. de C.V.

By:
Name:
Title: Authorized Signatory

Outsourcing Operadora de Personal, S.A. de C.V.

By:
Name:
Title: Authorized Signatory

Servicios MSF, S.A. de C.V.

By:
Name:
Title: Authorized Signatory

Sierra Comunicaciones Globales, S.A. de C.V.

By:
Name:
Title: Authorized Signatory

[Signature Page to the Restructuring and Support Agreement]

TECBTC Estrategias de Promocion, S.A. de C.V.

By:
Name:
Title: Authorized Signatory

Telereunión, S.A. de C.V.

By:
Name:
Title: Authorized Signatory

Telscape de México, S.A. de C.V.

By:
Name:
Title: Authorized Signatory

[Signature Page to the Restructuring and Support Agreement]

Name of Consenting Senior Noteholder:

By:
Name:
Title:

Address:

Attention:
Telephone:
Facsimile:

Principal Amount Held on June 21, 2013
Claim	Amount
Senior Notes Claims	$

[Signature Page to the Restructuring and Support Agreement]

EXHIBIT A

PLAN OF REORGANIZATION

[See attached.]

Execution Version

EXHIBIT B

FORM OF RECAPITALIZATION AGREEMENT

[See attached.]

Execution Version

EXHIBIT C

FORM OF TENDER OFFER AGREEMENT

[See attached.]

Execution Version

EXHIBIT D

FORM OF PROVISION FOR CLAIMS TRANSFER AGREEMENT

The undersigned (“Transferee”) hereby acknowledges that it has read and understands the Restructuring and Support Agreement (the “RSA”),1 dated as of July 3, 2013, by and among the Company and certain noteholders, including the transferor to the Transferee of any Senior Notes Claims (the “Transferor”), and agrees to be bound by the terms and conditions thereof to the extent Transferor was thereby bound, and shall be deemed a Consenting Senior Noteholder under the terms of the RSA.

The Transferee specifically agrees to be bound (i) by the terms and conditions of the Senior Notes Indenture and the RSA and (ii) by the vote of the Transferor on the Plan if Transferor is the Holder of the Senior Notes as of the record date for voting on the Plan.

Date Executed:  ______, 2013

Print name of Transferee

Name:
Title:

Address:

Attention:
Telephone:
Facsimile:

Transferor’s Principal Amount Held
Claim	Amount
Senior Notes Claims	$

[1]	Capitalized terms not used but not otherwise defined herein shall have the meanings ascribed to such terms in the RSA.

Execution Version

EXHIBIT E

FORM OF ADEQUATE PROTECTION ORDER

Final

IN THE UNITED STATES BANKRUPTCY COURT
FOR THE DISTRICT OF DELAWARE

)
In re:	)	Chapter 11
)
Maxcom Telecomunicaciones, S.A.B. de C.V., et al.,[1]	) )	Case No. 13-[___] ([___])
)
Debtors.	)	(Joint Administration Requested)
)

INTERIM order granting Adequate protection under
SECTIONS 361, 362, 363, and 507 OF THE BANKRUPTCY CODE

Upon the motion of the above-captioned debtors and debtors in possession (collectively, the “Debtors”) to approve the provision of adequate protection to the Indenture Trustee and Senior Noteholders (each as defined below) and the other relief set forth herein (the “Motion”); and the Court having reviewed the Motion and having heard the statements in support of the relief requested therein at a hearing before the Court (the “Hearing”); and the Court having found that the relief requested in the Motion is in the best interests of the Debtors, their estates, their creditors and other parties in interest; and the Court having determined that the legal and factual bases set forth in the Motion and at the Hearing establish just cause for the relief granted herein; and upon all of the proceedings had before the Court; and after due deliberation and sufficient cause appearing therefor,

[1]	The Debtors, together with the last four digits of each Debtor’s federal tax identification number, are: Maxcom Telecomunicaciones, S.A.B. de C.V. (8KT0); Asesores Telcoop, S.A. de C.V. (0KY8); Celmax Móvil, S.A. de C.V. (1598); Corporativo en Telecomunicaciones, S.A. de C.V. (9QM7); Maxcom Servicios Administrativos, S.A. de C.V. (0UN7); Maxcom SF, S.A. de C.V. (8P19); Maxcom TV, S.A. de C.V. (2UNO); Maxcom U.S.A., Inc. (9299); Outsourcing Operadora de Personal, S.A. de C.V. (4R48); Servicios MSF, S.A. de C.V. (2H2A); Sierra Comunicaciones Globales, S.A. de C.V. (0HM5); Sierra Communications USA, Inc. (3925); TECBTC Estrategias de Promocion, S.A. de C.V. (7QBA); Telereunión, S.A. de C.V. (6TE9); Telscape de México, S.A. de C.V. (4132). The location of the Debtors’ corporate headquarters and the service address for all Debtors is: Guillermo González Camarena, 2000, Centro Ciudad, Santa Fé, Mexico, D.F.

IT IS FOUND, DETERMINED, ORDER AND ADJUDGED THAT:

1.                  The Motion. The Motion is granted to the extent provided herein. Any objection to the Motion to the extent not withdrawn or resolved is hereby overruled.

2.                  Jurisdiction and Venue. This Court has jurisdiction over the Motion as a core proceeding, and over the affected parties and property pursuant to 28 U.S.C. §§ 157(b) and 1334. Venue is proper under 28 U.S.C. §§ 1408 and 1409.

3.                  No Official Committees. No official committees have been appointed in these chapter 11 cases as of the date of this filing.

4.                  Notice. Notice of the Motion, the relief requested therein and the Hearing was served by the Debtors, whether by telecopy, email, overnight courier or hand delivery, on the [__] largest unsecured creditors of the Debtors, the cash management banks with whom the Debtors maintain accounts, counsel to the Indenture Trustee, counsel to the ad hoc group of Senior Noteholders (the “Ad Hoc Group”), the Office of the United States Trustee for the District of Delaware (the “U.S. Trustee”) and any other party that has requested notice pursuant to Bankruptcy Rule 2002. Under the circumstances, the notice given by the Debtors of the Motion, the relief requested therein and the of the Hearing constitutes due and sufficient notice thereof and complies with Bankruptcy Rules 2002, 4001(b), (c) and (d).

5.                  Debtors’ Stipulations. Without prejudice to the rights of any other party (but subject to the limitations contained in paragraph 16 herein), the Debtors admit, stipulate and agree that:

(a)                Debtor Maxcom, as borrower, and Deutsche Bank Trust Company Americas (the “Indenture Trustee”), as trustee, are parties to that certain indenture (the “Indenture”), dated as of December 20, 2006, as amended, modified, or supplemented.

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(b)               Pursuant to the Indenture, the Debtors issued 11% senior notes due 2014 (collectively, the “Senior Notes” and the noteholders thereunder, the “Senior Noteholders”).

(c)                As of the Petition Date, the Debtors were truly and justly indebted to the Senior Noteholders, without defense, counterclaim or offset of any kind, in the amounts set forth in the schedule attached as [Exhibit __] to the Plan (collectively, the “Senior Note Obligations”). The Senior Notes Obligations constitute the legal, valid and binding obligation of the Debtors, enforceable in accordance with their terms (except as subject to the stay of enforcement arising under section 362 of the Bankruptcy Code).

(d)               The Senior Notes Obligations are guaranteed by all of Maxcom’s direct and indirect subsidiaries, excluding Fundación Maxcom, A.C., a non-profit unrestricted subsidiary that is not a Debtor in these chapter 11 cases.

(e)                No portion of the Senior Notes Obligations and no amounts paid at any time to the Indenture Trustee or the Senior Noteholders in respect of the Senior Notes Obligations, the Senior Notes Documents, the Restructuring and Support Agreement and the transactions contemplated thereby is subject to contest, attack, objection, recoupment, defense, setoff, counterclaim, avoidance, recharacterization, reclassification, reduction, disallowance, recovery or subordination or other challenge pursuant to the Bankruptcy Code or applicable nonbankruptcy law and the Debtors do not have any claims, counterclaims, causes of action, defenses or setoff rights related to the Senior Notes Obligations or the Senior Notes Documents, whether arising under the Bankruptcy Code or applicable nonbankruptcy law, on or prior to the date hereof, against the Indenture Trustee or the Senior Noteholders, and their respective subsidiaries, agents, officers, directors, employees, attorneys and advisors.

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(f)                The Senior Notes are secured by a first priority interest in the fixed assets that comprise Maxcom’s “Telephone Network System and Equipment”, including, but not limited to constructions, transportation equipment and vehicles, computers, information electronic data processing equipment, telecommunications and office furniture and equipment (the “Prepetition Collateral”).

(g)               The liens and security interests granted to the Indenture Trustee for the benefit of the Senior Noteholders in connection with the Senior Notes are valid, binding, perfected, enforceable, first priority liens and security interests and (x) are not subject to objection, defense, contest, avoidance, recharacterization, reclassification, reduction or subordination pursuant to the Bankruptcy Code or applicable nonbankruptcy law by any person or entity and (y) subject and subordinate only to the Carve Out (as defined below) and the liens and security interests granted to secure the Adequate Protection Obligations (as defined below).

(h)               Interest payments under the Senior Notes are made semi-annually on June 15 and December 15 (or, if on non-business day, the next succeeding business day). The Debtors have previously repurchased approximately $22.9 million of the Senior Notes.

6.                  Entitlement to Adequate Protection. The Indenture Trustee and the Senior Noteholders are entitled, pursuant to sections 361, 363(e) and 552 of the Bankruptcy Code, to adequate protection of their interests in the Prepetition Collateral in an amount equal to the aggregate postpetition diminution in value of the Prepetition Collateral, including without limitation, any such diminution resulting from the sale, lease or use by the Debtors (or other decline in value) of the Prepetition Collateral and the imposition of the automatic stay pursuant to section 362 of the Bankruptcy Code (such diminution in value, the “Adequate Protection Obligations”).

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7.                  Adequate Protection. The Debtors will provide the following as adequate protection (collectively, the “Adequate Protection”), subject to the Carve-Out in all respects:

(a)                Superpriority Claims. Joint and several superpriority claims to the Indenture Trustee, on behalf of itself and the Senior Noteholders, in the amount of the Adequate Protection Objections against the Debtors as provided in section 507(b) of the Bankruptcy Code, with priority in payment over any and all unsecured claims and administrative expense claims against the Debtors, now existing or hereafter arising, of the kinds specified or ordered pursuant to any provision of the Bankruptcy Code, and shall at all times be senior to the rights of the Debtors, and any successor trustee or any creditors in the Debtors’ chapter 11 cases or any subsequent proceedings under the Bankruptcy Code;

(b)               First Lien on Unencumbered Property. Effective as of the Petition Date and perfected without the necessity of the execution by the Debtors (or recordation or other filing) of security agreements, control agreements, pledge agreements, financing statements, mortgages or other similar documents, or the possession of the Indenture Trustee of the any collateral, a valid, binding, continuing, enforceable, fully-perfected, non-voidable first priority replacement lien on, and security interest in, all of the Debtors’ unencumbered property and assets, whether prepetition or postpetition, and all products and proceeds thereof, whether existing on or as of the Petition Date or thereafter acquired, including without limitation, all unencumbered cash, accounts receivable, other rights to payment, inventory, general intangibles, contracts, servicing rights, servicing receivables, securities, chattel paper, owned real estate, real property leaseholds, fixtures, machinery, equipment, deposit accounts, patents, copyrights, trademarks, tradenames, rights under license agreements and other intellectual, property, claims and causes of action (including those arising under section 549 of the Bankruptcy Code), and the proceeds of all of the foregoing, to the Indenture Trustee, on behalf of itself and the Senior Noteholders, to the extent of the Adequate Protection Obligations;

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(c)                Liens Senior to Certain Existing Liens. Effective as of the Petition Date and perfected without the necessity of the execution by the Debtors (or recordation or other filing) of security agreements, control agreements, pledge agreements, financing statements, mortgages or other similar documents, or the possession of the Indenture Trustee of the collateral, a valid, binding, continuing, enforceable, fully-perfected, non-voidable priming lien on, and security interest in, all tangible and intangible assets, including without limitation, all prepetition and postpetition property of the Debtors’ estates, and all products and proceeds thereof, whether now existing or hereafter acquired, to the Indenture Trustee, on behalf of itself and the Senior Noteholders; provided that such liens and security interests shall not prime any valid, perfected and unavoidable liens and security interests in existence immediately prior to the Petition Date that are held by or granted to a person other than the Indenture Trustee; and

(d)               Without the need for further order of the Bankruptcy Court, subject to the terms and conditions set forth in the Restructuring Support Agreement, payment of all documented fees and expenses incurred in accordance with the Restructuring Support Agreement of the Ad Hoc Group.

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8.                  Carve Out. For the purposes hereof, the carve-out (the “Carve-Out”) will be equivalent to the sum of:

(a)                all fees required to be paid to the clerk of the Court and to the Office of the United States Trustee under section 1930(a) of title 28 of the United States Code plus interest at the statutory rate;

(b)               to the extent allowed, all accrued and unpaid fees, costs and expenses (the “Professional Fees”) incurred by persons or firms retained by the Debtors pursuant to section 327, 328 or 363 of the Bankruptcy Code or any statutory committee (a “Committee”) appointed in these cases pursuant to section 1102 of the Bankruptcy Code (collectively, the “Professional Persons”) (i) prior to delivery of the Carve-Out Notice (as defined herein) and (ii) after delivery of notice by the Ad Hoc Group of an Event of Default (as defined below) (the “Carve Out Notice”), subject to a cap of $1,000,000; and

(c)                any amounts due and owing to the Purchasers under the Recapitalization Agreement subject to a cap of $3,475,000 (collectively, the “Purchaser Payment”) and subject to any applicable reduction based on the Advance, as defined and described in the Recapitalization Agreement, provided, however, that any obligations on account of the Purchaser Payment shall be subordinated to obligations on account of the Professional Fees in all respects.

9.                  Consummation of Plan. Upon consummation of the plan of reorganization filed on the Petition Date (as it may be modified in accordance with the Restructuring Support Agreement and the Recapitalization Agreement, the “Plan”), (i) the Senior Note Obligations shall receive the treatment provided for under the Plan, with security interests as provided by the Step-Up Senior Notes and Collateral Documents (each as defined in the Plan), (ii) all liens granted pursuant to this Interim Order shall be released, (iii) the Ad Hoc Group and the Indenture Trustee shall cooperate with the Reorganized Debtors to terminate any action taken in accordance with paragraph 18 hereof, and (iv) the Ad Hoc Group, the Senior Noteholders and the Indenture Trustee shall have no rights under section 507(b) of the Bankruptcy Code, other than the payment of fees and expenses in accordance with the Restructuring Support Agreement and the Plan, as applicable.

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10.              Limitation on Use of Collateral. No Prepetition Collateral or collateral granted pursuant to paragraph 7 herein (the “Collateral”), or the Carve Out may be used to: (a) object, contest or raise any defense to, the validity, perfection, priority, extent or enforceability of any amount due under the Senior Note Documents or the liens or claims granted under this Interim Order or the Senior Notes Documents; (b) assert any Claims and Defenses (as defined below) against the Indenture Trustee or the Senior Noteholders or their respective agents, affiliates, subsidiaries, directors, officers, representatives, attorneys or advisors; or (c) seek to modify any of the rights granted to the Indenture Trustee or Senior Noteholders hereunder.

11.              Events of Default. The following events shall constitute “Events of Default”:

(a)                termination of the Restructuring Support Agreement;

(b)               failure of the Debtors to comply with any material provision or obligation, including payment obligations, under this Interim Order, and such failure continues unremedied for five (5) business days following notice by the Indenture Trustee or Ad Hoc Group of such failure;

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(c)                the Debtors create, incur or suffer to exist any postpetition liens or security interests other than (i) those granted pursuant to this Interim Order, (ii) carriers’, mechanics’, warehousemen’s, repairmen’s or other similar liens arising in the ordinary course of business, (iii) deposits to secure the payment of any postpetition statutory obligations, performance bonds and other obligations of a like nature incurred in the ordinary course of business, and (iv) any other junior liens or security interests that the Debtors are permitted to incur under the Indenture;

(d)               an order is entered reversing, amending, supplementing, staying, vacating or otherwise modifying this Interim Order without the consent of counsel to the Ad Hoc Group;

(e)                the Debtors create, incur or suffer to exist any claim which is pari passu with or senior to the superpriority claim granted in this Interim Order, other than as otherwise allowed by this Interim Order or as set forth in the Approval Order (as defined in the Recapitalization Agreement);

(f)                filing by any Debtor of any motion, pleading, application or adversary proceeding challenging the validity, enforceability, perfection or priority of the liens securing the Adequate Protection Obligations or the Senior Notes Obligations;

(g)               filing by any Debtor of any motion seeking debtor-in-possession financing without the consent of counsel to the Ad Hoc Group; and

(h)               any of the Chapter 11 Cases are dismissed or converted to a chapter 7 case, or a chapter 11 trustee with plenary powers, or an examiner with enlarged powers relating to the operation of the businesses of the Debtors shall be appointed in any of the Debtors’ chapter 11 cases.

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12.              Remedies Upon Event of Default. Upon an Event of Default, the Ad Hoc Group hereby agrees that its sole remedy is to request additional adequate protection from the Debtors or file a pleading requesting such additional adequate protection with the Court; provided that if any of the Chapter 11 Cases are dismissed or converted to a chapter 7 case, the Ad Hoc Group shall have all remedies available to it. Notwithstanding the occurrence of an Event of Default, all of the rights, remedies, benefits and protections provided under the Interim Order shall survive the Event of Default.

13.              Reservation of Rights. Except as expressly provided herein, nothing contained in this Interim Order shall have the effect of, or shall be construed as having the effect of, amending or waiving any covenant, term or provision of the Indenture or any other Senior Notes Documents, or any rights or remedies of the Indenture Trustee or the Senior Noteholders thereunder, including without limitation, any right to argue that failure to strictly comply with any such covenant, term or provision during the course of the Debtors’ chapter 11 cases constitutes a default not subject to cure under section 1124 of the Bankruptcy Code or otherwise despite any consent or agreement contained herein.

14.              Waiver of Additional Adequate Protection. Except upon or during an Event of Default, the Ad Hoc Group and the Indenture Trustee hereby agree to waive all their rights to any adequate protection other than the rights set forth in this Interim Order.

15.              Notices to Purchasers’ Counsel. Unless the Plan has been withdrawn or is otherwise no longer valid, no notice required under this Interim Order shall be effective unless and until a copy thereof has also been provided to counsel for the Purchasers at:

Paul Hastings LLP

75 East 55th Street

New York, New York, 10011

United States

Attn: Luc A. Despins, Joy Gallup, Michael Fitzgerald

Facsimile: +1 212-230-7642

Email: lucdespins@paulhastings.com; joygallup@paulhastings.com; michaelfitzgerald@paulhastings.com

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16.              Effect of Debtor Stipulations. The stipulations and admissions contained in paragraph 5 hereof, shall be binding upon the Debtors and the Purchasers (as defined in the Plan) under all circumstances and the Debtors and the Purchasers shall have no right to file or support a complaint pursuant to Bankruptcy Rule 7001 or otherwise, or any other pleading asserting a claim or cause of action challenging the stipulations and admissions contained in paragraph 5 hereof. The stipulations and admissions contained herein shall be binding upon all other parties in interest unless (a) any party-in-interest with standing to do so has timely filed an adversary proceeding or contested matter (subject to the limitations contained herein, including without limitation, in this paragraph 16) by no later than the earlier of (i) the objection deadline for confirmation of the Plan and (ii) the date that is 75 days after the Petition Date (or in the case of an official committee of unsecured creditors, if any, 60 days after formation of such committee), challenging the validity, enforceability, priority or extent of the Senior Note Obligations or the liens on the Prepetition Collateral securing the Senior Note Obligations or any other claims, counterclaims, or causes of action (including avoidance actions), objections, contests or defenses (collectively, the “Claims and Defenses”) against any of the Indenture Trustee, any of the Senior Noteholders, or their respective agents, affiliates, subsidiaries, directors, officers, representatives, attorneys, or advisors in connection with any matter related to the Senior Note Obligations or the Prepetition Collateral and (b) an order is entered and becomes final in favor of the plaintiff sustaining any such challenge or claim in any such timely filed adversary proceeding or contested matter; provided that, as to the Debtors, all such Claims and Defenses are hereby irrevocably waived and relinquished as of the Petition Date. If no such adversary proceeding or contested matter is timely filed in respect of the Senior Note Obligations (x) the Senior Note Obligations shall constitute allowed claims, not subject to counterclaim, setoff, subordination, recharacterization, defense or avoidance, for all purposes in the chapter 11 cases and any subsequent chapter 7 case, and to the extent repaid shall be deemed to have been indefeasibly repaid, (y) the liens on the Prepetition Collateral securing the Senior Note Obligations shall be deemed to have been, as of the Petition Date, and to be, legal, valid, binding, perfected and of the priority specified in paragraph 5, as applicable, not subject to defense, counterclaim, recharacterization, subordination, or avoidance, and (z) the Senior Note Obligations, the Indenture Trustee, the Senior Noteholders, and the liens on the Prepetition Collateral granted to secure the Senior Note Obligations shall not be subject to any other or further challenge by any party-in-interest, and such party-in-interest shall be enjoined from seeking to exercise the rights of the Debtors’ estates, including without limitation, any successor thereto (including, without limitation, any estate representative or a chapter 7 or 11 trustee appointed or elected for any of the Debtors). If any such adversary proceeding or contested matter is timely filed, the stipulations and admissions contained in paragraph 5 hereof shall nonetheless remain binding and preclusive (as provided in the second sentence of this paragraph) on all parties-in-interest, except as to any such findings and admissions that were expressly and successfully challenged in such adversary proceeding or contested matter.

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17.              Other Covenants. The Debtors shall:

(a)                apply the proceeds of any sale, assignment or disposition of any Prepetition Collateral or Other Collateral under sections 363 or 365 of the Bankruptcy Code against the Senior Notes Obligations in accordance with the terms of the Indenture and the other Senior Notes Documents;

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(b)               comply with the reporting requirements set forth in the Senior Notes Documents, provide reports in commercially reasonable intervals with respect to the Debtors’ cash, accounts payable, and accounts receivable balances as reasonably requested by the Senior Noteholders, and any additional financial reports that the Debtors provide to any debtor-in-possession lender, if any;

(c)                maintain their cash management arrangements in a manner consistent with that described in the first-day cash management order;

(d)               not use, sell or lease any material assets outside the ordinary course of business, without first consulting with the Consenting Senior Noteholders, which consultation shall not affect the Consenting Senior Noteholders’ right to object to any motion or application to the Bankruptcy Court to use, sell or lease any material assets outside of the ordinary course of business; and

(e)                comply with the covenants set forth in section 3.02 of the Restructuring Support Agreement.

18.              Perfection of Liens. As determined in consultation with the Ad Hoc Group, the Indenture Trustee may request that the Debtors take additional steps to record the liens and security interests provided in paragraph 7(b) and 7(c) herein (the “Adequate Protection Liens”), and the Debtors will cooperate with any such request. If the Debtors take any action to perfect any lien or other security interest granted to any other party during these chapter 11 cases, the Debtors must take similar action to perfect the Adequate Protection Liens. For the avoidance of doubt, the Adequate Protection Liens shall be deemed valid, perfected, allowed, enforceable, non-avoidable and not subject to challenge, dispute or subordination as of the date of entry of this Interim Order with no need for further action by any party.

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19.              Limitation on Charging Expenses Against Collateral. Subject to entry of the Final Order, no expenses of administration of the Debtors’ chapter 11 cases or any future proceeding that may result therefrom, including liquidation in bankruptcy or other proceedings under the Bankruptcy Code, shall be charged against or recovered from the Prepetition Collateral or the Collateral, the Indenture Trustee or the Senior Noteholders, pursuant to sections 105(a) or 506(c) of the Bankruptcy Code or any similar principle of law or equity, without prior written consent of the Indenture Trustee and no such consent shall be implied from any other action, inaction or acquiescence by the Indenture Trustee or the Senior Noteholders.

20.              Section 552(b) of the Bankruptcy Code. The Indenture Trustee and the Senior Noteholders shall be entitled to all of the rights and benefits of section 552(b) of the Bankruptcy Code, and the “equities of the case” exception under section 552(b) of the Bankruptcy Code shall not apply to the Indenture Trustee and the Senior Noteholders with respect to (i) proceeds, products, offspring or profits of any of the Prepetition Collateral or (ii) the extension of liens with respect to the Adequate Protection Obligations to cover proceeds of the Prepetition Collateral.

21.              Proofs of Claim. To facilitate the processing of claims, to ease the burden upon this Court and to reduce any unnecessary expense to the Debtors’ estates, the Indenture Trustee is authorized in its discretion, if necessary, to file a single master proof of claim in these procedurally consolidated cases on behalf of itself and the Senior Noteholders on account of their claims arising under the Senior Note Documents and hereunder against all Debtors (the “Master Proof of Claim”); provided, however, no Master Proof of Claim need be filed to effectuate the allowance of the Senior Notes Claims as provided by the Plan. The Indenture Trustee and the Ad Hoc Group shall not be required to file a verified statement pursuant to Bankruptcy Rule 2019 in any of the chapter 11 cases.

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22.              Upon filing of any such Master Proof of Claim, the Indenture Trustee and each Senior Noteholder and each of their respective successors and assigns, shall be deemed to have filed a proof of claim in the amount set forth opposite its name therein in respect of its claims against each of the Debtors arising under the Senior Note Documents or under this Interim Order and the claims of the Indenture Trustee and each Senior Noteholder (and each of their respective successors and assigns), named in the applicable Master Proof of Claim shall be allowed or disallowed as if each such entity had filed a separate proof of claim in each of the chapter 11 cases in the amount set forth in the applicable Master Proof of Claim; provided, that the Indenture Trustee may, but shall not be required to, amend the applicable Master Proof of Claim from time to time to, among other things, reflect a change in the holders of the claims set forth therein or a reallocation among such holders of the claims asserted therein resulting from any transfer of any such claims.

23.              The provisions set forth in paragraphs 2117 and 22 above and the Master Proofs of Claim are intended solely for the purpose of administrative convenience and, except to the extent set forth herein or therein, neither the provisions of this paragraph nor the Master Proofs of Claim shall affect the substantive rights of the Debtors, the Indenture Trustee, the Senior Noteholders, or any other party in interest or their respective successors in interest, including without limitation, the right of each Senior Noteholder to vote separately on any plan of reorganization proposed in the chapter 11 cases.

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24.              This Interim Order shall constitute findings of fact and conclusions of law and shall take effect immediately upon entry hereof, and there shall be no stay of execution of effectiveness of this Interim Order. To the extent that any finding of fact shall be determined to be a conclusion of law, it shall be so deemed and vice versa.

Dated: _______, 2013

Wilmington, Delaware

___________________________________

UNITED STATES BANKRUPTCY JUDGE

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Execution Version

EXHIBIT F-1

FORM OF irrevocable special power of attorney for lawsuits and collections (poder especial irrevocable para pleitos y cobranzas)

PODER GENERAL EN CUANTO A SUS FACULTADES Y LIMITADO EN CUANTO A SU OBJETO CON CARACTER IRREVOCABLE

Se otorga en favor de C T Corporation System y sus representantes, actualmente con domicilio en 111 Octava Avenida (Eighth Avenue), Nueva York, Nueva York, 10011, Estados Unidos de América, PODER GENERAL EN CUANTO A SUS FACULTADES Y LIMITADO EN CUANTO A SU OBJETO CON CARÁCTER DE IRREVOCABLE por ser condición en un contrato bilateral según lo previsto en el Artículo 2596 del Código Civil Federal y sus correlativos de los Códigos Civiles de los demás Estados de la República Mexicana y del Distrito Federal, con facultades generales para PLEITOS Y COBRANZAS, en los términos del primer párrafo del Artículo 2554 del Código Civil Federal y sus correlativos de los Códigos Civiles de los demás Estados de la República Mexicana y del Distrito Federal, para actuar como representante respecto a la recepción de toda clase de notificaciones y emplazamientos de cualquier naturaleza en relación con cualquier aviso, escrito, demanda, acción, procedimiento o juicio, incluyendo sin limitación alguna procedimientos judiciales, administrativos o arbitrales derivados de o que se relacionen con (i) the Restructuring and Support Agreement to be entered into by and between Maxcom Telecomunicaciones, S.A..B. de C.V. and those certain holders of the 11.0% Senior Notes due 2014 issued by Maxcom Telecomunicaciones, pursuant to an indenture dated as of December 20, 2006; y (ii) the Joint Plan of Reorganization of Maxcom Telecomunicaciones, S.A.B. de C.V. and its Debtor Affiliates Pursuant to Chapter 11 of the Bankruptcy Code (including all exhibits annexed thereto and the Plan Supplement, as it may be modified, amended, or supplemented from time to time) (conjuntamente los “Documentos Transaccionales”), y cualquiera de los demás documentos de los Documentos Transaccionales en donde las partes se hayan sometido a la jurisdicción de los tribunales de Nueva York, Estados Unidos de América.

En ejercicio del presente poder, C T Corporation System y sus representantes no podrán otorgar fianzas ni avales, ni podrán otorgar ni suscribir títulos y operaciones de crédito en los términos del artículo noveno de la Ley General de Títulos y Operaciones de Crédito, ni podrán otorgar poderes generales o especiales, ni revocar unos y otros, ni podrán delegar sus facultades.

Igualmente, Maxcom Telecomunicaciones, S.A.B. de C.V., en este acto señala como domicilio convencional para recibir cualquiera de las notificaciones antes citadas el ubicado en 111 Octava Avenida (Eighth Avenue), Nueva York, Nueva York, 10011 Estados Unidos de América o cualquier otro domicilio que en el futuro pudiera establecer C T Corporation System.

IRREVOCABLE GENERAL POWER OF ATTORNEY LIMITED WITH RESPECT TO ITS PURPOSE

 An IRREVOCABLE GENERAL POWER OF ATTORNEY LIMITED WITH RESPECT OF ITS PURPOSE is hereby granted in favor of C T Corporation System and its legal representatives, located at 111 Eighth Avenue, New York, New York, 10011, United States of America, as a condition to a bilateral agreement pursuant to Article 2596 of the Federal Civil Code and the corresponding articles of the Civil Codes of the States of the United Mexican States and the Federal District, with general powers for LAWSUITS AND COLLECTION, pursuant to the first paragraph of Article 2554 of the Federal Civil Code and the corresponding articles of the Civil Codes of the States of the United Mexican States and the Federal District, in order to act as legal representative and is authorized to receive all kinds of notifications and summons of any nature regarding any notice, demand, writ, claim, process and/or trial, including without any limitation judicial, administrative or arbitral processes resulting from or that are in connection with (i) the Restructuring and Support Agreement to be entered into by and between Maxcom Telecomunicaciones, S.A..B. de C.V. and those certain holders of the 11.0% Senior Notes due 2014 issued by Maxcom Telecomunicaciones, pursuant to an indenture dated as of December 20, 2006; y (ii) the Joint Plan of Reorganization of Maxcom Telecomunicaciones, S.A.B. de C.V. and its Debtor Affiliates Pursuant to Chapter 11 of the Bankruptcy Code (including all exhibits annexed thereto and the Plan Supplement, as it may be modified, amended, or supplemented from time to time) (collectively the “Transactional Documents”) and any other document related to the Transactional Documents, where the parties have submitted to jurisdiction of federal and state courts sitting in the Borough of Manhattan of The City of New York.

 While exercising this power of attorney, C T Corporation System and its legal representatives shall not grant bonds or guarantees, grant or subscribe credit documents pursuant to article ninth of the General Law of Negotiable Instruments and Credit Operations, grant general or special powers of attorney, revoke any of those powers of attorney, or assign their faculties herein.

Likewise, Maxcom Telecomunicaciones, S.A.B. de C.V., hereby appoints 111 Eighth Avenue, New York, New York, 10011 United States of America or any other domicile that in the future C T Corporation System may establish as its domicile for service of process to receive any of the foregoing notifications.

Execution Version

EXHIBIT F-2

FORM OF NEW YORK PROCESS AGENT ACCEPTANCE LETTER

Maxcom Telecomunicaciones, S.A.B. de C.V.

c/o Alarcón Espinosa Abogados, S.C.

Guillermo González Camarena, 1100, 3er piso

México, DF 01210

Attention:  Gonzalo Alarcón I.

E-mail address:  ga@aeabogados.com

Re: Designation as Process Agent for the Restructuring and Support Agreement, dated as of July 3, 2013 (the “RSA”), by and among Maxcom Telecomunicaciones, S.A.B. de C.V., its direct and indirect subsidiaries party thereto listed on Exhibit A hereto, and the Consenting Senior Noteholders party thereto.

Dear Sirs:

C T Corporation System, located at 111 Eighth Avenue, New York, New York 10011, hereby accepts its appointment as agent for service of process for Maxcom Telecomunicaciones, S.A.B. de C.V. and each of its direct and indirect subsidiaries party thereto in connection with the above referenced RSA.

We understand any process received by us shall be forwarded to:

[______________]

C T Corporation System must be notified immediately of any change(s) to these addresses.

We acknowledge receiving U.S.$[_________] as payment for the life term of this appointment, which is a total of one year from the date of the RSA.

Our services are limited to the receipt and forwarding of service of process.

Very truly yours,

C T Corporation System

[_________________]

Execution Version

SCHEDULE 1

INTERCOMPANY CLAIMS

Execution Version

SCHEDULE 2

OWNERSHIP OF INDEBTEDNESS

As of the RSA Effective Date, Maxcom Telecomunicaciones beneficially owns or controls, directly or indirectly, U.S.$22.9 million of Senior Notes, which are held in Maxcom Telecomunicaciones’ treasury.

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